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CB Financial Corporation
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October 25, 2007

Dear Shareholders,

Within a short time, you will receive a package from us describing a proposed transaction which I believe, if approved, will positively affect every shareholder. This package will describe the details of a plan that will allow us to deregister our common stock with the Securities and Exchange Commission (SEC). A copy of the press release which announced the proposed transaction is attached.

This move does not change anything about our bank operations. The Board of Directors, management team and employees will remain the same, and every product and service of this bank will be unaffected by this move. Our bank will remain a state chartered commercial bank in good standing with the North Carolina Banking Commission, the FDIC and the Federal Reserve.

This decision is a way to significantly improve the bank’s profits through the elimination of unnecessary costs and overlapping regulatory procedures that unfairly burden many community banks. We estimate that we will save approximately $258,000 this year and approximately $188,000 annually in future years by deregistering our holding company as an SEC reporting entity. Currently, we estimate that about 10% of our earnings are consumed complying with SEC regulations that burden our staff, our Board and, ultimately, our shareholders.

So what does that really mean to you as a shareholder?

Our current list of more than 1,300 record common shareholders will be reduced to fewer than 300. That is the requirement for deregistration. Yet, in our opinion, no shareholder will be penalized or hurt by this stock recapitalization. Smaller shareholders will be paid for their shares at a fair price, and some other shareholders will have their shares exchanged for one of two new classes of preferred stock. While this is a very complicated and a long-considered decision by our Board, we believe that our plan for deregistration is fair to all shareholders.

If you find that you are one of those whose shares will be repurchased or exchanged, and you prefer not to participate in the cash out or the share exchange, there is an option that will allow you to maintain your common stock ownership. You can simply place your shares in a brokerage account, where they will be held in “street name”. If you do not currently have a brokerage account, we can place you in touch with a broker to assist you.

This deregistration will require a shareholder vote, and we will encourage you to vote in favor of the proposals that will be sent to you along with a proxy statement describing the transactions in more detail. Again, we believe that no shareholder will be hurt by this decision, and our shareholders will remain closely connected to this bank. Without the support of our strong and dedicated group of shareholders, this bank would not exist, and we are most cognizant of that fact. Please remember that approximately 25% of our stock is in the hands of the board and management, and we could not afford to risk our investment without a deep consideration of those options that make sense for all shareholders.

This is a powerful move by our bank and again proves that this is a bank with the tagline, “Now that’s different!” Never have we tried to be a “me-too” bank; instead, we are constantly looking outside the boxes, however constrained those boxes of regulations might be. This is a time for us to take total control of our future, take total control of our present, and take total control of our earnings.

We encourage you to read the proxy materials, which will arrive soon, and to ask any questions you may have. We will also ask that you vote affirmatively on the motions presented as more particularly described in the proxy statement you will receive in the coming weeks.

Lastly, some of you have recently inquired about a stock dividend for 2007. Due to the complexity and timing of this deregistration, we have postponed a stock dividend in 2007. However, please know that the board and management are committed to being a shareholder rewarding company and will consider future dividends after the restructuring is completed.

Thank you for trusting this bank and allowing us to continue serving you and this community.

Sincerely,

/s/ Norman B. Osborn

Norman B. Osborn
President and CEO

Additional Information and Where to Find It

In connection with the recapitalization transactions, CB Financial Corporation (the “Company”) will file various documents with the Securities and Exchange Commission (“SEC”), including a proxy statement to be sent to the Company’s shareholders. Stockholders are urged to read the proxy statement regarding the proposed recapitalization transactions when it becomes available, along with any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the recapitalization transactions, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing Cornerstone Bank’s website (http://www.thecornerstonebank.com) and going to the “Investor’s Relations” section.

Participants in the Solicitation

CB Financial Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the recapitalization transactions. Information about the directors and executive officers of the Company is set forth in the proxy statement for CB Financial Corporation’s 2007 annual meeting of shareholders, as filed with the SEC on April 20, 2007. Additional information regarding the interests of those participants and other personnel who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the recapitalization transactions when it becomes available. You may obtain free copies of these documents as described above.

News Release
For: Release Date: Contact:	Cornerstone Bank Immediate Norm Osborn, 252-243-5588

CB Financial Corp. Announces Plan To Deregister

WILSON - CB Financial Corporation (the “Company”) (OTC: CBFJ) announced today that its Board of Directors has approved a plan to deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended, and, therefore, terminate its obligations to file reports with the Securities and Exchange Commission.

This “going dark” transaction would be accomplished through an amendment to the Company’s Articles of Incorporation, which would provide for the following: (i) a 1-for-132 reverse stock split of the Company’s common stock with a cash payout for fractional shares resulting from the reverse split (the “Reverse Stock Split”), (ii) a 132-for-1 forward stock split to be effective following the Reverse Stock Split (the “Forward Stock Split”), (iii) the conversion of all outstanding shares of Common Stock held by record shareholders owning fewer than 264 shares following the Reverse Stock Split and the Forward Stock Split to a new class of Series B Preferred Stock and (iv) the conversion of all outstanding shares of Common Stock held by record shareholders owning 264 or more shares, but fewer than 792 shares, following the Reverse Stock Split and the Forward Stock Split to a new class of Series A Preferred Stock (the Series A and Series B conversions, collectively, are the “Conversions”).

After the Reverse Stock Split, but prior to the Forward Stock Split, stockholders will receive cash in lieu of any fractional shares equal to $20.00 for each pre-split share.

Each stockholder owning shares of Company common stock through a nominee (such as a bank or broker) will not be treated the same as a record stockholder. All shares held in “street name” will be considered held by one record stockholder. As a result, no shares held in street name will be converted to Series A Preferred Stock or Series B Preferred Stock, and the Company does not anticipate that stockholders owning stock in street name will have shares cashed out in connection with the Reverse Stock Split.

If, after completion of the Conversions, CB Financial Corporation has fewer than 300 stockholders of record, the Company intends to terminate the registration of its common stock under the Securities and Exchange Act of 1934, as amended, and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, and it will no longer be subject to the SEC’s proxy rules.

“In addition to anticipated cost savings resulting from the elimination of these reporting requirements, we expect that the reduced burden on management will allow our officers to focus more attention on our customers and the communities where we operate,” stated CEO Norm Osborn. “Remaining an independent community bank is important to us because of what we bring to our customers and stockholders,” Mr. Osborn added. “We believe that this will help us achieve our institution’s long-held goals.”

The proposed Conversions are subject to approval by the holders of a majority of the issued and outstanding shares of the Company’s common stock.

The Company’s stockholders will vote on whether to approve the proposed Conversions. CB Financial Corporation intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction today. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when these documents are available. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC's web site at http://www.sec.gov. CB Financial Corporation will also mail a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the special meeting.

About CB Financial Corporation

CB Financial Corporation is a Wilson, North Carolina-based single bank holding company. Cornerstone Bank, a North Carolina-chartered commercial bank, is CB Financial Corporation’s sole bank subsidiary. The Bank offers traditional banking products and services through its operation of two full service locations in Wilson, North Carolina and one loan production facility in Zebulon, North Carolina.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve include information about possible or assumed future results of our operations. When we use any of the words “believes”, “expects”, “anticipates”, “hopeful”, “confident” or similar expressions, we are making forward-looking statements. Many possible events or factors can create risks and uncertainties that may cause results to differ materially from those set forth in these statements. The Company cautions readers that results and events subject to forward-looking statements could differ materially from those in the forward-looking statements.

***End of Release***